FORM 45-102F2 (Second Amended Filing)

CERTIFICATE UNDER SUBSECTION 2.7(2) OR (3) OF
MULTILATERAL INSTRUMENT 45-102 RESALE OF SECURITIES

Complete 1. or 2.

1. [Name of Issuer or Selling Security Holder] DEREK OIL & GAS CORPORATION  has distributed securities under a provision listed in Appendix D or E to Multilateral Instrument 45-102 or a provision of securities legislation that specifies that the first trade of the securities is subject to section 2.5 or 2.6 of Multilateral Instrument 45-102 and hereby certifies that in respect of a distribution on [date] February 18, 2004 of 729,000 common shares and 364,500 common share purchase warrants[amount or number and type of securities] of [Name of Issuer] Derek OIL & GAS CORPORATION, [Name of Issuer] DEREK OIL & GAS CORPORATION was a qualifying issuer within the meaning of Multilateral Instrument 45-102 Resale of Securities at the distribution date.

2. [Name of Issuer] has distributed securities under a provision listed in Appendix F to Multilateral Instrument 45-102 or a provision of securities legislation that specifies that the first trade of securities distributed to an employee, executive, consultant or administrator is subject to section 2.6 of Multilateral Instrument 45-102 and hereby certifies that in respect of a distribution on [date] of [amount or number and type of securities] of [Name of Issuer], [Name of Issuer] became after the distribution date by filing a prospectus in a jurisdiction listed in Appendix B to Multilateral Instrument 45-102 and listing or quoting a class of its equity securities on a qualified market, and now is, a qualifying issuer within the meaning of Multilateral Instrument 45-102.

DATED at Vancouver, B.C. this 8th day of March , 2004.

[Name of Issuer or Selling Security Holder] DEREK OIL & GAS COPORATION

By: ”Edward Byrd”

[type name] Edward Byrd
[title] Director